NEOS ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Kurv Yield Premium Strategy Goldman Sach (GS) ETF, Kurv Yield Premium Strategy Google (GOOGL) ETF, Kurv Yield Premium Strategy Tesla (TSLA) ETF, Kurv Yield Premium Strategy UnitedHealth (UNH) ETF, Kurv Yield Premium Strategy Visa (V) ETF, and Kurv Yield Premium Strategy Walmart (WMT) ETF, each a series of Neos ETF Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 16, 2023

C O H E N  &  C O M P A N Y ,  L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board